November 7, 2011 Corey Dufresne Dear Corey, Congratulations! On behalf of CasePick Systems, LLC, we are excited to offer you the position of General Counsel at our 200 Research Drive, Wilmington, MA location. This position will report directly to James Baum, CEO. Your start date will be 11/14/2011 based on mutual agreement. We feel your background and experience will be a beneficial addition to our team. The focus, intensity and dedication you bring with you will prove valuable as we continue the work of building CasePick Systems, LLC into one of the most admired companies in America. Compensation You will receive an annual salary of USD $235,000 per year. This salary will be paid in weekly installments of $4,519.23 each Wednesday. Incentive Plan You are eligible to participate in the CasePick Systems' Performance Incentive Plan. Under the provisions of this plan, you will be eligible to earn an incentive bonus equal to 25% of your base salary which will be aligned with both professional and organizational goals. Additionally, there is a discretionary company equity based program that you will be eligible to participate in. All employees must be in good standing with CasePick Systems, LLC at the time of the incentive payment in order to be eligible. Review You will receive a performance and salary review each year as part of the annual review cycle for hourly and salaried employees. Benefits CasePick Systems, LLC offers a competitive employee benefits package, understanding that benefits are a significant aspect of one's overall compensation. To meet the needs of our employees, we offer a range of Medical/Dental/Vision plans. Benefits under the Medical/Dental/Vision plans will be effective on your date of hire should you elect coverage. Company paid life and accidental death insurance will also begin on this date. You will be eligible to contribute to the 401(k) plan immediately upon hire. The company will then provide a 100% Company Match on contributions of 1-3% of your salary and 50% on contributions of 4-5% of your salary. This match will begin on the January 1 or July 1 following 6 months of service. Other benefits include Tuition Reimbursement, Adoption Assistance, 529 College Savings Plans, and Health Care and Dependent Care Spending Accounts.

Vacation and Paid Time Off You will be eligible for up to 15 days of vacation annually based on your anniversary date. This vacation time will be accrued on at a rate of 2.31 hours per pay period. You will also be eligible for up to 5 days of sick time annually. Continued vacation and paid time off will be accrued based on company policy. This offer is contingent upon the signing of our Employee Confidentiality and Non-Competition Agreement, which you will find attached. We have enjoyed getting to know you through the interview process and are delighted to extend this offer. If you have any questions, please feel free to contact me at 978-284-2816. Sincerely, Justin Birtz Human Resources CasePick Systems, LLC 200 Research Dr, Wilmington, MA 01887 We look forward to the opportunity to have you join our team. Please indicate your acceptance of this offer below. Corey Dufresne Date This letter contains all of the terms of the offer of employment to you and supersedes any other representations or offers made to you in connection with your employment. Your employment with CasePick Systems, LLC is at-will and is subject to standard employment policies and practices which CasePick Systems, LLC reserves the right to amend at any time with or without notice. Your employment is also conditional on your signing the enclosed Confidentiality and Non-Competition Agreement. Your hours in this position may fluctuate each pay period; the salary amount listed in this offer will compensate you for any and all hours worked. CC: Personnel File /s/ Justin Birtz /s/ Corey Dufresne November 14, 2011